Exhibit 10.1

VIA E-MAIL

Abraham Rosler, individually

Abraham Rosler, as trustee

Abraham Rosler Family Trust dated July 30, 1999

Re:          Agreement and General Release of Claims

Dear Mr. Rosler:

This agreement (“Agreement”) confirms our understanding and agreement with you individually and as trustee of the Abraham Rosler Family Trust dated July 30, 1999 (the “Trust”), with regard to the termination of your employment with InfoSonics Corporation and its subsidiaries and affiliates (collectively, “Company” or “Releasee”) effective October 6, 2009, (“the Separation Date”), the forfeiture of your options and options held by the Trust, and the resignation of your officer and director positions. The following provisions set forth the terms of the Agreement in exchange for a release of claims, as outlined below.

1.             Separation Date.  By your signatures below, you acknowledge that your employment with the Company has terminated on the Separation Date and that you resign all of your positions with the Company as of such date, including, without limitation, your position as Executive Vice President, and as a member of the Company’s Board of Directors.  Notwithstanding any revocation of this Agreement pursuant to Paragraph 14, your resignation from the Board of Directors shall be irrevocable as of the Separation Date.

2.             Acknowledgment of Payment of Wages.  By your signature below, you acknowledge receipt of payment of all amounts due from the Company for all salary, wages, bonuses, and commissions earned through the Separation Date and all amounts due from the Company for unused vacation time and other paid time accrued by you through the close of business on the Separation Date, less all applicable taxes and withholdings. Coverage under your existing health benefits plan will continue through the end of October 2009, and you will thereafter receive any benefits to which you may be entitled under COBRA. If applicable, information on COBRA coverage will be provided under separate cover. By signing below, you further acknowledge that you have received all reimbursement due you for your outstanding approved reimbursable expenses, or have submitted expenses for reimbursement, if any.  By signing below, you acknowledge that the Company does not owe you any other amounts, payments or other benefits.  You are entitled to receive the payments and benefits as described in this paragraph without regard to whether you execute this Agreement.

3.             Separation Benefits and Agreements.

a.             In addition to the above-described benefits and in exchange for you executing this Agreement and upon its effectiveness in accordance with Paragraph 14, the Company agrees to provide you with a lump sum of seventy-five thousand dollars ($75,000), less all applicable taxes and withholdings payable via direct deposit to yours Wells Fargo Bank account.

b.             Additionally, you and, as applicable, the Trust (i) represent and warrant that you own all right, title and interest in and to an aggregate of 463,500 vested and unvested options to purchase Company common stock currently held by you and the Trust (collectively, the “Options”); (ii) have not exercised, attempted to exercise or made any agreement, whether verbal or written, to exercise any of the Options (iii) have not transferred, hypothecated, hedged, imposed or permitted the imposition of any lien, encumbered or otherwise impaired any of the Options or the underlying common stock; or entered into an agreement to do so, and (iv) hereby covenant and agree to surrender and forfeit all of the Options to the Company as of the date of payment under Paragraph 3(a) upon the expiration of the revocation period set forth in Paragraph 14, and you and the Trust shall hereafter not exercise, transfer, hypothecate, lien, encumber or otherwise impair any of such Options or the shares of Company common stock underlying such Options or enter into any agreement to do so.

4.             Return of Company Property.  You hereby represent and warrant to the Company that you have returned to the Company, or will return no later than seven (7) days from the date of your execution of this Agreement, all real or intangible property or data of the Company of any type whatsoever that has been in your possession or control, including, without limitation, the Company’s CISCO VOIP phone.

5.             Waiver and Release of all Claims.  The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment and directorship with the Company, including your separation from the Company. You hereby release and waive all claims you may have against the Company in any capacity (including as an employee, director, officer, stockholder and optionholder) and its present and former owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, parent, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any securities and employment laws, including but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under any laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, California Labor Code section 201, et seq. and section 970, et seq., the Family and Medical Leave Act, the Sarbanes-Oxley Act, privacy laws, and all other state and federal civil rights, discrimination, equal opportunity and fair employment practices, laws or statutes, any and all claims for violation of the federal, state, constitution, or any municipal statute. However, this release does not waive your rights to any vested benefits under any Company plans, including a 401K plan or any claim which as a matter of law or public policy cannot be waived.  In addition, this release does not waive your rights to coverage under any and all applicable Company insurance policies for actions or omissions by you while employed by the Company as an officer and/or while serving as a director.  This release also does not waive any of your rights pursuant to California Labor Code sections 2802 and 2804, which as a matter of law or public policy cannot be waived.  By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, (and any other federal, state, or local law of similar effect), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6.             Nondisparagement.  Each party agrees not to disparage the other or Releasees’ products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, provided however, that nothing in this paragraph shall prevent Releasees from (i) responding or otherwise providing information in good faith in connection with any investigation, subpoena, request, lawsuit, action or other proceeding by any government or self regulatory organization (including, but not limited to FINRA), or (ii) making any statement reasonably necessary to defend itself in any investigation, inquiry, lawsuit, action or other legal, regulatory, administrative or investigative proceeding.

7.             Legal and Equitable Remedies.  You agree that Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this Agreement.

8.             Attorneys’ Fees.  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9.             Disclosure.  This Agreement may be disclosed by the Company in its public filings with the Securities and Exchange Commission.

10.           No Admission of Liability.  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

11.           Entire Agreement.  Except for provisions of that certain Employment Agreement dated April 8, 2008 between you and the Company which provisions expressly survive termination, including Sections 6 and 7 thereof, such Employment Agreement is hereby terminated.  This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.  This Agreement may be executed via facsimile or via emailed PDF-format document, and a facsimile or emailed copy of either party’s signature shall be deemed and be enforceable as an original thereof.  This Agreement may be executed in counterparts, both of which taken together shall constitute one single Agreement between the parties.

12.           Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

13.           Savings Clause.  Should any of the provisions of this Agreement be determined to be invalid by a court or governmental agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

14.           Review of Agreement.  You acknowledge that: before signing this Agreement, you were given a period of twenty-one (21) days from the Separation Date in which to review and consider it; you have, in fact, carefully reviewed this Agreement; and that you are entering into it voluntarily and of your own free will.  Further, you acknowledge that the Company encouraged you in writing to show and discuss this Agreement with your own attorney. You understand that you may take up to twenty-one (21) days from the Separation Date to consider this Agreement and, by signing below, affirm that you are represented by legal counsel prior to and in connection with signing this Agreement.  You also understand you may revoke this Agreement within seven (7) days of signing this document by doing so in writing addressed to Joseph Ram, President, InfoSonics Corporation at 4350 Executive Drive, Suite 100, San Diego, CA 92121, and that the additional benefits pursuant to Paragraph 3 will be provided only at the end of that seven (7) day revocation period provided you have not revoked this Agreement.

15.           Arbitration.  You and the Company together (“Parties”), agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released or herein described, including, but not limited to, any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in the County of San Diego before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree to and hereby waive their right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law.  The Parties agree that the prevailing party in any arbitration shall be entitled to its attorneys’ fees and costs to the extent permissible by law.

16.           Binding Agreement.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

17.           Governing Law.  This Agreement shall be construed, interpreted, enforced and governed under the laws of California, without regard to its principles of conflict of laws.  The courts of the State of California shall have exclusive jurisdiction over any action, claim or proceeding arising out of or relating to this Agreement or the subject matter hereof.  The parties hereto specifically consent to the in personam jurisdiction and venue of the courts of the State of California in any action or proceeding to enforce the terms of this Agreement.

18.           Further Assurances.  You agree that in connection with any inquiry, investigation, or litigation involving the Company and a third party to which you may possess information or testimony that may be relevant to the matter, you will, at the Company’s reasonable request and cost and expense, assist the Company in such matter(s).

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it within the 21-day period referenced in Paragraph 14, above, to: Joseph Ram, President, InfoSonics Corporation 4350 Executive Drive, Suite 100, San Diego, CA 92121, with a copy via fax to Company counsel at 310.843.1254.

Sincerely,

InfoSonics Corporation

By:	/s/ Jeffrey Klausner
Jeffrey Klausner, Chief Financial Officer

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS.  CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/ Abraham Rosler	Date: October 6, 2009
Abraham Rosler

/s/ Abraham Rosler
Abraham Rosler, Trustee of the Abraham Rosler
Family Trust dated July 30, 1999